                                                                    EXHIBIT 12.1

                        STATEMENT REGARDING COMPUTATION
                          OF EARNINGS TO FIXED CHARGES

                                                                                                                 Three months
                                                          For the Year Ended September 30,                            ended
                         ----------------------------------------------------------------------------------------------------
                              1996              1995               1994             1993             1992            12/31/96
                              ----              ----               ----             ----             ----            --------
Pre-tax income
from continuing
operations                 $5,228,374         $1,454,210          $217,090         $141,407        $(191,991)      $1,760,424

Interest expense            1,493,143          1,162,384           541,531          580,432          552,300          375,496

Amortization of
deferred
financing costs                93,649             16,229                --               --              --            31,088
                         -----------------------------------------------------------------------------------------------------

Total fixed
charges                    $1,586,792         $1,178,613          $541,531         $580,432        $ 552,300       $  406,584

Ratio of earnings
to fixed charges                 3.29               1.23              0.40             0.24           (0.35)             4.33